Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Financial Highlights" in the Prospectuses of the Delaware Social Awareness Fund, dated January 30, 2004, as supplemented on May 7, 2004 and October 20, 2004, and to the incorporation by reference of our report dated January 2, 2004, included in the Delaware Social Awareness Fund 2003 Annual Report to shareholders in this Registration Statement (Form N-14) of Calvert Social Investment Fund.

/s/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania

November 29, 2004